RED OAK PARTNERS, LLC
               654 Broadway, Suite 5A | New York, New York 10012
              Telephone (212) 614-8952 | Facsimile (646) 390-6784


August 24, 2009


CLST Holdings, Inc.
17304 Preston Road, Suite 420
Dallas, Texas 75252
Attention: Robert A. Kaiser

Re:	Director Nominations

Dear Mr. Kaiser / Corporate Secretary:

We are sending you this notice that we intend to nominate two directors for election to the Company's board of directors at the upcoming annual meeting now scheduled for October 27, 2009 - Charles Bernard to be nominated for election for the Director class which expired in 2008 and David Sandberg to be nominated for election for the Director class expiring in 2009. We intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Common Stock required under applicable law to elect our nominees.

In accordance with requirements under Article 9 (C) of the Company's Certificate of Incorporation filed with the state of Delaware, enclosed is the required information for such nominations:

Stockholder who intends to make the nominations:
The Red Oak Fund, L.P.
Address:	654 Broadway, Suite 5, New York, NY 10012

The Red Oak Fund, L.P. ("RO Fund") is the registered holder at the above address of 1,000 shares [represented by certificate No._C5020] of common stock of CLST Holdings, Inc. ("CLST" or the "Company"), a Delaware corporation. The RO Fund also beneficially owns 3,341,106 shares of the common stock of SMTC. Our previous stockholder nominating letter dated March 19th, 2009, included Attachments as Exhibit A of true and correct copies of (i) Schedule 13D filing dated February 18, 2009 and (ii) an amendment dated March 3, 2009 to the
Schedule 13D serving as documentary evidence of RO Fund's current ownership interests. We refer you to those again as they have not changed, as well as to the certificate number referenced above. Red Oak Partners, LLC ("RO Partners") is the general partner of RO Fund, and David Sandberg is the managing member of RO Partners, such that RO Partners, the RO Fund, and David Sandberg have shared power to vote or direct the vote of, or to dispose or direct the disposition of the 3,341,106 shares of common stock held by RO Fund. RO Fund intends to appear in person through its representatives or by proxy at the meeting to nominate the persons specified in this notice.

Information on each Nominee:
Charles Bernard, age 36
Business Address:	32065 Castle Ct , Suite 100, Evergreen, CO 80439
Residence Address:	11 South Jackson St, Denver, CO 80209
Managing Director, White Peaks Asset Management


David Sandberg, age 36
Business Address:	145 4th Avenue, Suite 15A, New York, NY 10003
Residence Address:	121 Hillair Circle, White Plains, NY 10605
Managing Member and Portfolio Manager, Red Oak Partners, LLC


RO Partners manages the investments of, and has the authority to make investment decisions on behalf of, Bear Market Opportunity Fund, L.P., which Mr. Walker beneficially owns. Mr. Bernard is a manager of White Peaks Holdings LLC. White Peaks Holdings LLC, and Red Oak Partners, LLC are both managers of Pinnacle Partners, LLC, the general partner of Pinnacle Fund, LLLP. White Peaks Holdings, LLC and Red Oak Partners LLC are both managers of Pinnacle Capital, LLC, the investment advisor of Pinnacle Fund, LLLP. Red Oak Partners, LLC, as manager of the Pinnacle Capital, LLC, has authority to make investment decisions on behalf of Pinnacle Fund, LLLP. David Sandberg, RO Partners, RO Fund, Bear Market Opportunity Fund, L.P., Pinnacle Partners, LLC and Pinnacle Fund, LLLP collectively filed a Schedule 13D dated February 18, 2009, including an amendment thereto dated March 3, 2009, reporting their beneficial ownership of CLST stock. Attached as Exhibit A to our initial nominating letter dated March 19, 2009, were true and correct copies of that Schedule 13D and amendment, serving as documentary evidence of the current ownership interests of David Sandberg, RO Partners, RO Fund, Bear Market Opportunities Fund, L.P., Pinnacle Partners, LLC and Pinnacle Fund, LLLP, and we refer you to that copy and filing again.

Other than the shares beneficially owned by Pinnacle Fund, LLLP, none of Mr. Bernard, Pinnacle Capital, LLC, Pinnacle Partners, LLC or White Peak Holdings LLC owns any CLST securities.

None of the proposed nominees has during the past five years (1) filed a petition under federal bankruptcy laws or any state insolvency law, (2) been convicted in a criminal proceeding or been a named subject of a criminal proceeding (excluding traffic violations and other minor offices), (3) been found by any court or competent jurisdiction to have violated any federal or state securities law or federal commodities law, or (4) been the subject of any order, judgment or decree limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity.

Attached as Exhibit B is a description of the principal occupation or employment of each nominee during the past five years. Also attached as Exhibit C is the consent of each nominee to serve as a director if so elected. Our representative will appear in person at the meeting to nominate our nominees.


Kind Regards,




THE RED OAK FUND, L.P.

	By:	RED OAK PARTNERS LLC,
         	its general partner


	   	By: ______________________________
		    David Sandberg, Managing Member